Exhibit 3.3


                        CERTIFICATE OF AMENDMENT
                                   OF THE
                         ARTICLES OF INCORPORATION
                                     OF
                     ABSOLUTE GLASS PROTECTION, INC.


(Pursuant to NRS 78.385 and 78.390 -- After Issuance of Stock)

         We the undersigned do hereby certify that:

         1. Absolute Glass Protection, Inc. (the "Corporation") is a corporation formed under the laws of the State of Nevada, and its Articles of Incorporation were filed in the office of the Secretary of State on November 12, 1999, file number: #C28263-1999.

         2. The Articles of Incorporation are hereby amended by deleting the existing ARTICLE IV and replacing it in its entirety with the following amendments:

         "ARTICLE 6: Authorized Shares:  "Capitalization. (A)
         Common Stock. The Corporation shall have the authority to issue seventy million (70,000,000) shares of Common Stock having a par value of $0.001. All Common Stock of the Corporation shall be of the same class and shall have the same rights and preferences. Fully paid Common Stock of this Corporation shall not be liable for further call or assessment. The authorized Common Shares shall be issued at the discretion of the Directors." The Corporation shall have the authority to issue five million (5,000,000) shares of Preferred Stock at a par value of $0.001.

         3. This amendment to the Articles of incorporation has been duly adopted in accordance with the General Corporation Law of the State of Nevada.

         4. The number of shares of the Corporation outstanding and entitled to vote on an amendment to the Articles of Incorporation is: 16,078,727; that the said changes and amendment have been consented to and approved by a majority vote of the stockholders holding at least a majority of each class of stock outstanding and entitled to vote thereon.

         5. The number of shares voted for such amendments was 5,463,418 (94%) and the number voted against such amendment was 300,000 (6%).

         The undersigned has signed these Articles on [date] __, 2003.

/s/ John Dean Harper                      /s/  Christopher Stevens
---------------------                     -------------------------
By: John Dean Harper                       By: Christopher Stevens
Title: President                           Title: Secretary